Exhibit 10.15

First Convertible Bond with Stock Acquisition Rights Subscription Agreement

PicoCELA Inc. (hereinafter referred to as the “Issuer”) and You Planning LLC (hereinafter referred to as the “Underwriter”) agree as follows regarding the allocation and underwriting of the first convertible bond with stock acquisition rights issued by the Issuer.

Article 1	(Allocation and Underwriting of the Convertible Bond with Stock Acquisition Rights)

The Issuer shall allocate to the Underwriter a part of the first convertible bond with stock acquisition rights issued in accordance with the details described in the attached “First Unsecured Convertible Bond with Stock Acquisition Rights Offering Guidelines” (hereinafter referred to as “the Guidelines”), and the Underwriter agrees to underwrite the allocated portion (bond amount: 99,998,880 yen, number of stock acquisition rights: 2).

Article 2	(Payment of Bond Amount)

The Underwriter shall pay the amount equivalent to the bond underwritten to the following account of the Issuer by October 16, 2023 (hereinafter referred to as the “Payment Date”). The transfer fees shall be borne by the Underwriter.

Mizuho Bank, Tokyo Chuo Branch

Ordinary Account Account Number: 2914836 Account Name: PicoCELA Inc.

Article 3	(Representations and Warranties of the Issuer)

The Issuer represents and warrants to the Underwriter that the matters stipulated in each of the following items are true and accurate as of the date of execution of this Agreement and the Payment Date (however, if the timing of the representation and warranty is specified in each item below, at such time).

(1)	The Issuer has the necessary capacity and authority to enter into this Agreement, perform its obligations, and issue the convertible bond with stock acquisition rights under this Agreement, is duly authorized by all necessary corporate procedures, and such execution, performance, and issuance do not violate the Issuer’s Articles of Incorporation or regulations, or any contracts to which it is a party, and all necessary permits and notifications have been made without violating their conditions.

(2)	The Issuer has provided the following documents to the Underwriter prior to the execution of this Agreement:

(i)	Articles of Incorporation

(ii)	Certificate of Registered Matters immediately before the execution of this Agreement

(iii)	Latest business plan

(iv)	Organization chart and overview of the corporate group

(v)	Financial statements for the past three fiscal years

(vi)	Copy of the audit contract concluded by the Issuer

(3)	The financial statements received from the Issuer are prepared in accordance with laws and regulations and Articles of Incorporation, properly reflect the financial condition and business results of the Issuer to the best of its knowledge, and there are no significant off-balance-sheet transactions or liabilities (including contingent liabilities) not recorded therein, and no subsequent events have occurred that would materially and adversely affect the Issuer’s business, financial condition, business results, or credit status.

(4)	4. As of the date of execution of this Agreement, there are no ongoing legal proceedings, administrative or tax procedures, or other processes that would adversely affect the Issuer’s business, financial condition, business results, or credit status, nor is there any threat of such proceedings to the best of the Issuer’s knowledge.

(5)	The issuing company, its special stakeholders, shareholders, or business partners must not be classified as antisocial forces (referring to any of the following persons. Hereinafter the same applies) or persons equivalent thereto (hereinafter referred to as “antisocial forces, etc.”). Furthermore, they must not cooperate or be involved in the maintenance or operation of antisocial forces, etc., through the provision of funds or equivalent acts, nor have any interactions with antisocial forces, etc. In this contract, “special stakeholders” refers to officers (including officers’ shareholding associations), their spouses, and blood relatives within the second degree, companies where these individuals own more than half of the issued shares, affiliated companies, and their officers.

(i)	Organized crime groups (referring to groups where members (including members of subordinate groups) are likely to habitually engage in violent illegal acts, etc., as defined in Article 2 of the Act on Prevention of Unjust Acts by Organized Crime Group Members (Act No. 77 of 1991, including subsequent amendments). Hereinafter the same applies).

(ii)	Members of organized crime groups (referring to members of organized crime groups. Hereinafter the same applies).

(iii)	Persons who have not been disassociated from organized crime groups for more than five years.

(iv)	Quasi-members of organized crime groups (referring to individuals who, while under certain control of organized crime groups or their members, are likely to engage in violent illegal acts using the influence of organized crime groups, or individuals other than organized crime groups who cooperate or are involved in the maintenance or operation of organized crime groups by providing funds, weapons, etc. to organized crime groups or their members. Hereinafter the same applies).

(v)	Organized crime group-affiliated companies (referring to companies substantially managed by organized crime group members, companies managed by quasi-members or former members of organized crime groups that actively cooperate or are involved in the maintenance or operation of organized crime groups by providing funds to organized crime groups, or companies that actively utilize organized crime groups in the execution of their business activities and cooperate or are involved in the maintenance or operation of organized crime groups).

(vi)	Corporate extortionists, etc. (referring to individuals who engage in violent illegal acts with the intent of seeking unjust profits from companies, etc., thereby threatening the safety of civil life).

(vii)	Individuals posing as social or political activists (referring to individuals who, under the guise of social movements or political activities, engage in violent illegal acts with the intent of seeking unjust profits, thereby threatening the safety of civil life).

(viii)	Special intelligence violence groups, etc. (referring to groups or individuals, other than those listed in items 1 to 7 above, who use the influence of organized crime groups or have financial ties with organized crime groups, becoming the core of structural misconduct).

(ix)	Others equivalent to those listed in items 1 to 8 above (those listed in items 1 to 9 are hereinafter referred to as “organized crime group members, etc.”).

(x)	Individuals recognized as having a relationship where organized crime group members, etc., control management.

(xi)	Individuals recognized as having a relationship where organized crime group members, etc., are substantially involved in management.

(xii)	Individuals recognized as having a relationship where they unjustly utilize organized crime group members, etc., for the purpose of obtaining unjust profits for themselves or a third party or causing harm to a third party.

(xiii)	Individuals recognized as having a relationship where they provide funds or conveniences to organized crime group members, etc., thereby being involved.

(xiv)	Individuals where officers or individuals substantially involved in management have a socially condemnable relationship with organized crime group members, etc.

(6)	The representations and warranties made by the Issuer in this Article and the documents and information provided by the Issuer in connection with the execution of this Agreement are true and accurate in all material respects and do not omit any facts necessary to avoid misleading the Underwriter regarding the acquisition of the convertible bond with stock acquisition rights.

Article 4	(Representations and Warranties of the Underwriter)

The Underwriter represents and warrants to the Issuer that the matters stipulated in each of the following items are true and accurate as of the date of execution of this Agreement and the Payment Date (however, if the timing of the representation and warranty is specified in each item below, at such time).

(1)	The Underwriter is a limited liability company duly established and validly existing under the laws of Japan, and has the necessary capacity, authority, and power to own its property and conduct its current business. The Underwriter has the necessary capacity and authority to enter into and perform its obligations under this Agreement, is duly authorized by all necessary corporate procedures, and all necessary permits and notifications have been made without violating their conditions. The execution and performance of this Agreement by the Underwriter do not violate applicable laws, its Articles of Incorporation or regulations, or any contracts to which it is a party or binding upon its assets, and this Agreement constitutes a legal, valid, and binding obligation of the Underwriter enforceable in accordance with its terms.

(2)	The Underwriter is not Anti-social Forces, etc., does not cooperate or engage in the maintenance or operation of Anti-social Forces, etc. through the provision of funds or similar acts, and does not have any relationships with Anti-social Forces, etc.

Article 5	(Compensation and Expenses)

1.	The Issuer shall bear and pay all stamp duties and other public charges (excluding taxes related to the income of the Underwriter) payable in connection with the execution of this Agreement, issuance of the convertible bond with stock acquisition rights, and payment of dividends on shares issued after the exercise of the stock acquisition rights.

2.	Except as otherwise provided in this Agreement, each party shall bear all expenses incurred in connection with the negotiation, preparation, signing, and performance of this Agreement (including fees and expenses of third parties such as lawyers and certified public accountants) on their own. However, this shall not apply to expenses incurred in seeking damages, compensation, or other claims due to the default of the other party.

3.	If any party suffers any damage, loss, or expense (including reasonable attorneys’ fees, but excluding indirect, special, or consequential damages) directly caused by the non-performance of the other party’s obligations under this Agreement or the inaccuracy of its representations and warranties, it may claim compensation or reimbursement for such damage, loss, or expense from the other party, and the other party shall compensate or reimburse for such damage, loss, or expense based on this Article.

Article 6	(Confidentiality)

1.	The Issuer and the Underwriter shall strictly keep confidential the information obtained about the other party and the content of this Agreement and the business of the Issuer during the term of this Agreement and for two years after its termination, shall not use it for any purpose other than the performance of this Agreement, and shall not disclose or leak it to third parties without the prior written consent of the other party. However, the following information is excluded from this restriction:

(1)	Information already publicly known at the time of disclosure or information that became publicly known after disclosure without the fault of the recipient.

(2)	Information legally possessed by the recipient before receiving it.

(3)	Information independently obtained by the recipient from a third party without a confidentiality obligation.

2.	The provisions of the preceding paragraph shall not apply in the following cases:

(1)	Disclosure is required by laws, regulations, administrative authorities, financial instruments exchanges, or other public bodies, or requested by a court.

(2)	Disclosure to affiliates (including parent company subsidiaries), officers, employees, lawyers, tax accountants, accountants, or other external professionals subject to statutory confidentiality obligations.

(3)	Disclosure to investors during due diligence for financing if the investor is subject to the same confidentiality obligations as this Agreement.

(4)	Disclosure to securities companies or others for preparing for stock public offerings or listing applications.

3.	If any party discloses information of the other party to a third party based on the provisions of items 2 or 3 of the preceding paragraph, and the third party violates the provisions of this Article, the disclosing party shall be jointly and severally liable to the other party for such violation.

Article 7	(Termination of Agreement)

The Underwriter may terminate this Agreement from the date of execution until the Payment Date if any of the following applies:

(1)	There is a material breach of the Issuer’s representations and warranties stipulated in Article 3.

1.	The termination of this Agreement shall only take effect for the future, and the rights and obligations that arose under this Agreement before its termination shall not be affected by the termination, except as otherwise provided in this Agreement.

Article 8	(Notices)

Unless otherwise provided in this Agreement or agreed separately by the parties, notices, delivery of documents, and provision of information under this Agreement shall be made by sending a document or email to the following address or contact information. The parties may change the address, contact information, or email address by notifying the other party.

Issuer: PicoCELA Inc.

4th Floor, SANOS Nihonbashi, 2-34-5 Nihonbashi Ningyocho, Chuo-ku,

Tokyo

Email: somu@picocela.com

Underwriter: You Planning LLC

1-11-30 Shimanouchi, Chuo Ward, Osaka City, Osaka Prefecture

Article 9	(Governing Law and Jurisdiction)

1.	This Agreement shall be governed by and construed in accordance with the laws of Japan.

2.	Any disputes arising out of or related to this Agreement shall be subject to the exclusive jurisdiction of the Tokyo District Court as the court of first instance.

As evidence of the establishment of this contract, two copies of this document have been created, with each party signing or affixing their seal and retaining one copy each.

October 6, 2023

Issuer: PicoCELA Inc.

2-34-5 Nihonbashi Ningyocho, Chuo-ku, Tokyo

Representative Director: Hiroshi Furukawa (Company chop)

Underwriter: You Planning LLC

1-11-30 Shimanouchi, Chuo Ward, Osaka City, Osaka Prefecture

Representative Partner Mika Takemoto (Company chop)

PicoCELA Inc.

First Unsecured Convertible Bond with Stock Acquisition Rights Offering Guidelines

These guidelines apply to the first unsecured convertible bond with stock acquisition rights issued by PicoCELA Inc. (hereinafter referred to as “the Company”). The convertible bond with stock acquisition rights issued by the Company is hereinafter referred to as “the Convertible Bond with Stock Acquisition Rights.” The bond portion alone is hereinafter referred to as “the Bond,” and the stock acquisition rights portion alone is hereinafter referred to as “the Stock Acquisition Rights.”

1.	Name of the Bond

PicoCELA Inc. First Unsecured Convertible Bond with Stock Acquisition Rights

2.	Total Amount of the Bond

299,996,640 yen

3.	Amount of Each Bond

99,998,880 yen per bond (planned)

4.	Payment Amount for Each Bond

100 yen per 100 yen of each bond amount

5.	Issuance of Bond Certificates

No bond certificates representing the Convertible Bond with Stock Acquisition Rights will be issued.

6.	Interest Rate

10% per annum

7.	Collateral and Guarantee

The Convertible Bond with Stock Acquisition Rights has no collateral or guarantee, nor is there any asset specifically reserved for it.

8.	Payment Date of the Bond

October 16, 2023

9.	Payment Handling Account

Bank Name: Mizuho Bank

Branch: Tokyo Chuo Branch

Account Type: Ordinary

Account Number: 2914836

Account Name: PicoCELA Inc.

10.	Allotment Date of the Stock Acquisition Rights

October 16, 2023. However, the allotment of the Stock Acquisition Rights is conditional upon the payment of the Bond amount by the Payment Date.

11.	Method of Offering

Third-party allotment

12.	Non-Appointment of Bond Administrator

The Convertible Bond with Stock Acquisition Rights meets the requirements of the proviso to Article 702 of the Companies Act, and a bond administrator will not be appointed.

13.	Method and Deadline for Redemption of the Bond

(1)	The principal of the Bond will be redeemed on October 15, 2024 (hereinafter referred to as the “Redemption Date”) at 100 yen per 100 yen of the face value. If the redemption date falls on a bank holiday (as defined in Article 15, Paragraph 1 of the Banking Act, the same applies hereinafter), it will be advanced to the previous business day (a day other than a bank holiday, the same applies hereinafter).

(2)	The Company may, at any time after April 15, 2024, redeem all or part of the remaining Bond at 100 yen per 100 yen of the face value, by giving prior notice (hereinafter referred to as “Early Redemption Notice”) to the bondholders (hereinafter referred to as “Bondholders”) at least one month before the planned early redemption date. In this case, the Company shall pay the accrued interest up to the date of such early redemption (inclusive).

(3)	Notwithstanding the preceding provision, if a written exercise request for the Stock Acquisition Rights is submitted by the Bondholders to the Company by one week before the planned early redemption date specified in the Early Redemption Notice, the exercise request shall take precedence, and the exercise of the Stock Acquisition Rights shall take effect in accordance with Item 8 of Paragraph 17.

(4)	The Company may, at any time after the day following the Payment Date of the Bond, repurchase and cancel all or part of the Bond with the consent of the Bondholders.

(5)	The Company may, at any time after the day following the Payment Date of the Convertible Bond with Stock Acquisition Rights, acquire the Stock Acquisition Rights associated with the repurchased Bond for no consideration in accordance with the preceding provision.

14.	Method and Deadline for Payment of Interest

(1)	The interest on the Bond will accrue from the day following the Payment Date (inclusive) to the Redemption Date (inclusive), and will be paid on the Redemption Date. However, the interest will be calculated on a pro-rata basis based on a 365-day year.

(2)	If the interest payment date falls on a bank holiday, the payment will be advanced to the previous business day.

(3)	No interest will accrue on the Bond for which the Stock Acquisition Rights have been exercised before the Redemption Date.

15.	Number of Stock Acquisition Rights Attached to Each Bond

The number of Stock Acquisition Rights attached to each Bond shall be one for every 99,998,880 yen of the bond amount, and a total of 3 Stock Acquisition Rights will be issued.

16.	Place for Handling Applications

2-34-5 Nihonbashi Ningyocho, Chuo-ku, Tokyo

PicoCELA Inc.

17.	Details of the Stock Acquisition Rights

(1)	Type and Number of Shares to be Acquired upon Exercise of the Stock Acquisition Rights or Method of Calculation

The type of shares to be acquired upon exercise of the Stock Acquisition Rights is the Company’s common stock. The number of shares to be newly issued upon exercise of the Stock Acquisition Rights (hereinafter referred to as “Allocated Shares”) will be the total amount of the Bond corresponding to the exercised Stock Acquisition Rights divided by the conversion price (defined in Item 3). Fractions of less than one share arising from the exercise will be rounded down, and no cash adjustment will be made.

(2)	Value of Assets to be Contributed upon Exercise of the Stock Acquisition Rights or Method of Calculation

The assets to be contributed upon exercise of the Stock Acquisition Rights are the entire amount of the Bond corresponding to the exercised Stock Acquisition Rights (note that the exercise of the Stock Acquisition Rights will result in the loss of the benefit of time with respect to the Bond), and the value of the assets to be contributed will be equal to the face value of the Bond corresponding to the exercised Stock Acquisition Rights.

(3)	Conversion Price

The price used to calculate the number of shares of the Company’s common stock to be delivered upon exercise of the Stock Acquisition Rights (hereinafter referred to as “Conversion Price”) is 5,755 yen. However, if any of the following events occur, the Conversion Price will be adjusted according to the following formula:

(i)	When issuing the company’s common shares due to a stock split (meaning a split of the company’s common shares or a free allocation of the company’s common shares against existing common shares of the company).

(ii)	When issuing the company’s common shares at a subscription price lower than the conversion price.

(iii)	When issuing shares with acquisition rights or share acquisition rights that allow the holder to receive the company’s common shares at a value lower than the conversion price, except in cases where the company issues share acquisition rights as incentives to its directors, auditors (only if auditors are appointed), employees, or persons equivalent thereto as determined by the board of directors (or directors if the company does not have a board of directors), provided that the total number of shares underlying such share acquisition rights does not exceed 15% of the company’s total issued shares at that time.

(iv)	When issuing the company’s common shares at a value lower than the conversion price in exchange for acquiring shares with acquisition provisions or share acquisition rights with acquisition provisions issued by the company.

(v)	When an adjustment of the conversion price is necessary due to a reverse stock split, merger, share exchange, or company split.

		Number of Outstanding Common Shares	＋	Number of Issued or Delivered Shares	×	Issue or Delivery Price per Share
Pre-adjustment Conversion Price	×			Market Value
Number of Outstanding Common Shares + Number of Issued or Delivered Shares

(4)	Period during which the Stock Acquisition Rights Can Be Exercised

The Stock Acquisition Rights can be exercised from November 30, 2023, to October 15, 2024. However, in the event of early redemption, the exercise of the Stock Acquisition Rights to be acquired by the Company must be requested by submitting an exercise request to the Company one week before the planned early redemption date specified in the Early Redemption Notice.

(5)	Conditions for Exercise of the Stock Acquisition Rights

(i)	The Stock Acquisition Rights cannot be partially exercised.

(ii)	If the Bond is redeemed or repurchased, the Stock Acquisition Rights attached to such Bond cannot be exercised thereafter.

(6)	Increase in Capital and Capital Reserve upon Issuance of Shares by Exercising the Stock Acquisition Rights

The amount of capital to be increased upon issuance of shares by exercising the Stock Acquisition Rights will be half of the capital increase limit calculated in accordance with Article 17, Paragraph 1 of the Company Accounting Rules, with any fractions less than one yen rounded up. The amount of capital reserve to be increased will be the amount obtained by subtracting the increased capital from the capital increase limit.

(7)	Method of Requesting Exercise of the Stock Acquisition Rights

To exercise the Stock Acquisition Rights, the holder must submit a request in the form prescribed by the Company, indicating the Convertible Bond corresponding to the Stock Acquisition Rights to be exercised, the details and number of Stock Acquisition Rights to be exercised, and the exercise date, and affix their seal. The request must be submitted during the period specified in Item 4 to the exercise request reception place specified in Item 10. Once the exercise documents are submitted, they cannot be withdrawn.

(8)	Effective Date of Exercise of the Stock Acquisition Rights

The exercise of the Stock Acquisition Rights becomes effective on the day the exercise documents are received at the exercise request reception place if received by noon, or on the next business day if received after noon.

(9)	Reasons and Conditions for Acquiring the Stock Acquisition Rights

If the Company resolves to apply for stock listing at a board meeting and is requested by the lead managing securities company for the listing, the Company may acquire all unexercised Stock Acquisition Rights as of the date specified by the Company by delivering the Company’s common stock equal to the number of Allocated Shares for each Stock Acquisition Right. The number of shares and other conditions will be determined according to Items 1 and 3. If the number of shares to be delivered includes fractions of less than one share, they will be treated according to Article 234 of the Companies Act.

(10)	Exercise Request Reception Place

The Company’s head office

(11)	Handling at the Time of Organizational Restructuring

In the event of organizational restructuring such as a merger (limited to cases where the Company will be dissolved due to the merger), absorption-type company split, incorporation-type company split, stock exchange, or stock transfer (hereinafter collectively referred to as “Organizational Restructuring”), the Stock Acquisition Rights holders will be granted new stock acquisition rights of the company surviving the merger, the company newly established by the merger, the company succeeding to the rights and obligations related to the business, the company newly established by the incorporation-type company split, the company acquiring all issued shares through the stock exchange, or the company newly established by the stock transfer (hereinafter collectively referred to as “Restructured Company”) in accordance with the following conditions. However, this is limited to cases where the new stock acquisition rights of the Restructured Company are specified in the absorption-type merger agreement, incorporation-type merger agreement, absorption-type company split agreement, incorporation-type company split plan, stock exchange agreement, or stock transfer plan. The Convertible Bonds with Stock Acquisition Rights to be extinguished by such grant will be succeeded by the Restructured Company.

(i)	Number of Stock Acquisition Rights to be Granted

The same number as the Stock Acquisition Rights held by the Stock Acquisition Rights holders will be granted.

(ii)	Type of Shares Subject to Stock Acquisition Rights of the Restructured Company

Shares of the Restructured Company, provided that the rights content is equivalent to the rights content of the shares subject to the Stock Acquisition Rights.

(iii)	Number of Shares Subject to Stock Acquisition Rights of the Restructured Company

Determined according to Items 1 and 3 of Paragraph 17, considering the conditions of the Organizational Restructuring.

(iv)	Value of Assets to be Contributed upon Exercise of Stock Acquisition Rights or Method of Calculation

The succeeded Convertible Bonds will be contributed, and the value of the contributed assets will be equal to the paid-in amount of the Bonds.

(v)	Period during which Stock Acquisition Rights can be Exercised

From the later of the start date specified in Item 4 of Paragraph 17 or the effective date of the Organizational Restructuring to the expiration date of the period specified in Item 4 of Paragraph 17.

(vi)	Matters concerning the Increase in Capital and Capital Reserve upon Issuance of Shares by Exercising Stock Acquisition Rights

Determined according to Item 6 of Paragraph 17.

(vii)	Conditions, Reasons for Acquisition, and Other Contents of Stock Acquisition Rights

Determined according to the contents of the Stock Acquisition Rights and specified in the Organizational Restructuring agreement or plan.

(viii)	Handling at the Time of Organizational Restructuring

Determined according to this Item.

18.	Reason for Not Requiring Payment in Exchange for the Stock Acquisition Rights

The Stock Acquisition Rights are attached to the Convertible Bond with Stock Acquisition Rights and cannot be separated and transferred from the Bond. Considering the interdependent and inseparable relationship between the Bond and the Stock Acquisition Rights, as well as the economic value the Company gains from the interest rate and issuance price of the Bond and other issuance conditions, no payment is required in exchange for the Stock Acquisition Rights.

19.	Method of Public Notice when Notifying Bondholders

Notices to Bondholders will be made by public notice in the manner prescribed by the Company. However, unless otherwise specified by law, the Company may directly notify the Bondholders in writing instead of a public notice.

20.	Matters Concerning Bondholders’ Meetings

The Bondholders’ meetings for the Convertible Bond with Stock Acquisition Rights will be convened by the Company, and the Company will notify the Bondholders of the holding of such meetings and the matters stipulated in each item of Article 719 of the Companies Act at least two weeks before the meeting date by public notice or in writing.

21.	Matters Concerning the Transfer of the Convertible Bond with Stock Acquisition Rights

(1)	Bondholders cannot transfer the Bond by any method other than bulk transfer.

(2)	Even in the case of bulk transfer, Bondholders cannot transfer the Convertible Bond with Stock Acquisition Rights without the approval of the board of directors.

(3)	Bondholders cannot transfer only the Bond or the Stock Acquisition Rights in accordance with Article 254, Paragraphs 2 and 3 of the Companies Act.

22.	Notification Content Based on Article 23-13, Paragraph 4 of the Financial Instruments and Exchange Act

Bondholders have been notified by the Company of the matters listed below and have accepted the Convertible Bond with Stock Acquisition Rights based on such notification. If the Convertible Bond with Stock Acquisition Rights is transferred, the transferor must notify the transferee of the following matters in advance or simultaneously by providing a document stating these matters (for Item 1, replacing “solicitation for issuance of securities” with “solicitation for transfer of securities”):

(1)	No notification has been made under Article 4, Paragraph 1 of the Financial Instruments and Exchange Act.

The solicitation for the issuance of the Convertible Bond with Stock Acquisition Rights is not subject to notification under Article 4, Paragraph 1 of the Financial Instruments and Exchange Act because it qualifies as a small-scale solicitation under Article 23-13, Paragraph 4 of the same Act.

(2)	Convertible Bond with Stock Acquisition Rights cannot be transferred except in the case of a bulk transfer by the person who acquired or purchased the Convertible Bond with Stock Acquisition Rights.

23.	Others

If amendments to the Companies Act or other laws necessitate reading adjustments or other measures to the provisions of these guidelines, the Company will take reasonably necessary measures.

Amendment to

First Convertible Bond with Stock Acquisition Rights Subscription Agreement

PicoCELA Inc. (hereinafter referred to as the “Issuer”) and You Planning LLC (hereinafter referred to as the “YOU PLANNING”) agree as follows regarding the amendment to First Convertible Bond with Stock Acquisition Rights Subscription Agreement (hereinafter referred to as the “Original Agreement”) dated October 6, 2023.

1.	Redemption date stated in 13 at the First Unsecured Convertible Bond with Stock Acquisition Rights Offering Guidelines attached to the Original Agreement (hereinafter referred to as the “Guideline”) is changed from October 15, 2024 to October 15, 2025.

2.	Interest rate stated in 6 of the Guideline is changed to 15% per annum starting from October 16, 2024.

3.	Period during which the Stock Acquisition Rights Can Be Exercised, stated in 17. (4) of the Guideline expires on Friday August 30, 2024.

4.	Method and Deadline for Payment of Interest stated in 14 of the Guideline has changed as follows:

(1)	Interest borne from October 16, 2023 to October 15, 2024 based on the Original Agreement and the Guideline of 9,999,888 Japanese yen is paid to YOU PLANNING by the Issuer on October 15, 2024.

(2)	Interest borne from October 16, 2024 to October 15, 2025 amounting 14,999,832 Japanese yen is paid to YOU PLANNING by the issuer on the amended redemption date of October 15, 2025.

5.	Notwithstanding the above foregoing 4. above, if the issuer’s newly issued common shares are publicly listed in the Stock Exchange (hereinafter referred to as the “IPO”), within 15 calendar days after the IPO date or by the earliest bank business day if such 15th day from the IPO date is a bank holiday, the Issuer will pay to YOU PLANNING: Principal amount of the convertible bond of 99,998,880, the first year interest of 9,999,888 Japanese yen due on October 15, 2024 if the IPO date is before October 15, 2024, and any interest borne from October 16, 2024 to the payment date.

As evidence of the establishment of this contract, two copies of this document have been created, with each party signing or affixing their seal and retaining one copy each.

August 30, 2024

Issuer: PicoCELA Inc.

2-34-5 Nihonbashi Ningyocho, Chuo-ku, Tokyo

Representative Director: Hiroshi Furukawa (Company chop)

YOU PLANNING: You Planning LLC

1-11-30 Shimanouchi, Chuo Ward, Osaka City, Osaka Prefecture

Representative Partner Kunihiko Ukifune (Company chop)